Exhibit 2.1

AGREEMENT FOR SALE AND PURCHASE OF MEMBERSHIP INTERESTS

THIS AGREEMENT (the “Agreement”) is entered into this 26th day of November, 2008, (the “Effective Date”) by and between MicroCap Management, a Colorado limited liability company (the “Seller”) and Silver Star Capital Holdings, Inc., a Florida corporation (“Buyer”).

RECITAL:

WHEREAS, Seller is the owner and holder of all the limited liability interests in GREEN STREET CAPITAL PARTNERS, LLC, a Florida limited liability company (the “Company”);

WHEREAS, the Company is engaged in the publication, marketing and distribution of THE GREEN STREET REPORT, a quarterly financial magazine;

WHEREAS, Without any intention to cause the dissolution of the Company under Florida law, the Seller desires to sell one hundred percent (100%) of the limited liability company membership interest in the Company (the “Interests”) to Buyer and Buyer desires to purchase the Interests and to continue to operate the Company without interruption, subject to and in accordance with all of the terms, provisions, conditions and limitations, and for the purchase price, set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, the covenants herein contained the sums of money to be paid hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Sale and Purchase of Interest in Company. The Seller agrees to sell and the Buyer agrees to purchase, subject to and in accordance with all of the terms, provisions, conditions and limitations set forth in this Agreement and free and clear of all security interests, pledges, liens, encumbrances, claims, interests, restrictions and limitations (except for those restrictions and limitations set forth in this Agreement and in the Operating Agreement), the Interests in the Company owned by the Seller.

2.
Purchase Price. The value of 100% of the Interests is, for purposes of this Agreement, $1,000,000 (the “Purchase Price”). The Purchase Price is payable in two million (2,000,000) shares of Buyer’s common stock (the “Shares”) which, for the purposes of this Agreement, is valued at $.50 per share. The Buyer shall deliver to the Seller, or cause to be delivered to the Seller, the Shares at Closing.

3.
Closing. The closing of the transactions contemplated hereby (the “Closing”) shall occur at the offices of Buyer at such time as the parties may mutually agree, but in no event later than December 31, 2008.

4.
Representations and Warranties of Seller as to the Interests. The Seller, in order to induce the Buyer to enter into this Agreement and close the transactions contemplated by this Agreement and as a material consideration therefor, makes the following representations and warranties:

a.
The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida has the requisite power and authority to own, lease and operate its business and to consummate the transaction contemplated hereby.

b.
The execution and delivery by the Seller of this Agreement and the other instruments and agreements to be executed by it as provided for herein, and the performance by it of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate or company action on its part, and this Agreement and all other such instruments and agreements delivered or to be delivered in connection

c.	herewith are or will be valid and binding obligation, enforceable against Seller in accordance with their respective terms.

d.
The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. Seller is the sole member and sole Manager of the Company. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it.

e.
There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character which obligate or may obligate the Company to issue any additional interest in the Company.

f.
The Seller has, and will transfer to the Buyer, good, marketable and sufficient title to and possession of all of the Interests, in each case free and clear of all mortgages, liens, pledges, charges, claims, encumbrances, restrictions, or rights, title and interests in others. The Seller and the Interests are subject to no restrictions on transfer that will be breached by the consummation of the transactions contemplated hereby. As of the date hereof, the Seller has not entered into any agreement to sell the Interests other than pursuant to this Agreement, and the Company has not granted any right or option to purchase any of its assets to any person or entity.

g.
Neither the execution and delivery by the Seller of this Agreement and the other agreement provided for herein, nor the performance by them of their obligations hereunder and thereunder, will, nor with the giving of notice or the lapse of time or both would, conflict with or result in a breach of or constitute a default under any provision of the Articles of Organization, the Operating Agreement of the Company, or any other agreements and governing documents of or binding upon any of the Seller or the Company.

h.
To Seller’s knowledge, no consent, approval or agreement of any person, party, court, government or entity is required to be obtained by the Seller in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby.

“Seller’s’ knowledge,” or words of similar import, as used in this Agreement with respect to the Company means that of MicroCap Management only and of no other person and is based solely on his direct actual present knowledge without investigation or a requirement for same.

5.	Buyer’s Representations and Warranties.

a.
Seller has made available to the Buyer the opportunity to ask questions of and receive answers from the Company concerning the business and operations of the Company, and to obtain any additional information relating thereto, to the extent that the Company possess such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information given to it;

b.
Buyer has reviewed and is fully advised with respect to the business, financial condition, assets and liabilities, and prospects of the Company, and he has such knowledge and experience in financial and business matters so as to enable him to evaluate the merits and risks of purchasing and owning the Interests in the Company;

c.
Buyer is purchasing the Interests for investment purposes only and not for resale or with a view to any distribution or resale thereof in violation of the registration requirements of applicable federal or state securities laws. Buyer has no contract, understanding or arrangement with any person to sell, transfer or pledge to such person, or anyone else, any of the Interests, and Buyer has no present plans or intentions to enter into any such contract, understanding or arrangement;

d.
Neither the Seller, the Company, nor any of its agents, employees or affiliates has made any representations or warranties, oral or otherwise, concerning the Company except those that have been made in this Agreement. Buyer is not relying upon any information, other than the results of his own independent review of the written information provided to Buyer at his request by the Seller or the Company.

6.	Closing Costs and Deliveries.

a.
All costs and expenses necessary to close the transactions contemplated by this Agreement and to effectuate the admission of Buyer as a member in the Company pursuant to the terms of the Operating Agreement and this Agreement (excluding, however, all legal fees incurred by either party in connection with the negotiation and preparation of this Agreement and in closing the transactions contemplated by this Agreement, which shall be the responsibility of the party incurring such fees) whether or not specifically mentioned herein shall be shared equally by Seller, on the one hand, and Buyer, on the other hand.

b.
The Seller shall deliver to Buyer at the Closing the Assignment of Company Interests in the form of those attached as Exhibit “A” together with such other documents and instruments as shall reasonably be requested by counsel for Buyer with respect to the consummation of the transactions contemplated by this Agreement.

7.	Indemnification.

a.
Buyers Indemnity. The Buyer agrees to forever indemnify, protect and hold harmless the Seller from and against the following (including, without limitation, the reasonable fees and disbursements of counsel arising out of the following), which shall survive the Closing for one hundred eighty (180) days, provided, however, that suit on any claim must be initiated within such one hundred eighty (180) day period:

i.
any and all liabilities and obligations of the Company of any nature, whether existing, accrued, absolute, contingent or otherwise, existing on the Closing Date to the extent the same have been disclosed to the Buyer in this Agreement and/or the Exhibits attached hereto or arising after the Closing Date and based upon facts or events occurring, in whole or in part, after the Closing Date.

ii.
any and all claims, demands, actions, suits, judgments, liabilities, payments, damages, deficiencies, costs and/or expenses resulting from or arising out of any misrepresentation, concealment of a material fact, omission of a material fact, or breach of or untruth of any warranties or representations in this Agreement attributable to the Buyer under or related to this Agreement. The provisions of this Section 7 shall survive the Closing.

b.
The Seller agrees to indemnify, defend, protect and hold harmless Buyer from and against the following (including, without limitation, the reasonable fees and disbursements of counsel arising out of the following), which shall survive the Closing for one hundred eighty (180) days, provided, however, that suit on any claim must be initiated within such one hundred eighty (180) day period:

i.
any and all liabilities and obligations of the Company of any nature, whether existing, accrued, absolute, contingent or otherwise, (1) existing through the Closing Date, or (2) arising after the Closing Date but based upon facts or events occurring, in whole or in part, prior to or on the Closing Date, except for those liabilities and obligations disclosed on Exhibit “B” attached to this Agreement; and

ii.
any and all claims, demands, actions, suits, judgments, liabilities, payments, damages, deficiencies, costs and/or expenses resulting from or arising out of any material misrepresentation, concealment of a material fact, omission of a material fact, or material breach of or inaccuracy in any warranties or representations in this Agreement made by or attributable to the Seller under this Agreement or any material breach by Seller or the Company of any agreements, covenants or obligations under this Agreement.

8.
Conditions Precedent to Closing. The obligation of Buyer to close the sale and purchase transaction contemplated in this Agreement shall be and hereby is expressly conditioned upon the prior occurrence, satisfaction or fulfillment of the following:

a.
Representations and Warranties. That at the time of closing all representations and warranties of the Seller made in this Agreement shall be true and correct and there shall have been no material breach or breaches of the same by Seller.

b.
Satisfaction of Seller Obligations. That at the time of closing all obligations of the Seller provided in this Agreement shall have been fully satisfied or shall have occurred or shall have been waived by Buyer in writing or as otherwise provided in this Agreement.

c.	Termination of Agreement. That the Agreement has not been terminated pursuant to its terms.

d.	Closing Documents. The Seller shall have delivered to the Buyer by or on the Closing Date the following:

i.	the Assignment of Company Interests;

ii.
such further instruments of conveyance, transfer and assignment or other documents as may reasonably be required by the Buyer or its counsel in order to effectuate the provisions of this Agreement and the transactions contemplated herein.

The Buyer shall have delivered to the Seller by or on the Closing Date the following:

i.	a certificate evidencing the Shares.

ii.	such instruments of or other documents as may reasonably be required by the Buyer or its counsel in order to effectuate the provisions of this Agreement and the transactions contemplated herein.

9.	Prorations.

a.
Taxes. All ad valorem real and personal property taxes shall be prorated as of the Closing Date based upon the current year’s taxes at the maximum discount available as of thirty (30) days following the Closing Date. If the current year’s taxes are not available, then taxes will be prorated on the gross amount of the prior year’s taxes and reporated upon receipt of the tax bill for the year of closing.

b.
Income and Expenses. All income and expense with respect to the Seller’s business shall be prorated as of the Closing Date. Any continuing services for which a separate bill through the Closing Date cannot be obtained shall be prorated as of the Closing Date when received, and if unpaid as of the Closing Date, shall be paid by the appropriate party within fifteen (15) days after reasonable proof of payment of such charge is submitted. The Seller shall pay all obligations of the Company up through the day before the Closing Date.

10.
Notices. Any notice or other communication permitted or required to be given hereunder by one party to the other, for all purposes and time periods set forth in this Agreement, shall be in writing and shall be delivered by hand or deposited in the United States Mail, registered or certified, postage prepaid, return receipt requested, or sent by recognized overnight courier service such as Federal Express to the address specified below or at such other address as may hereafter be designated in writing by any such party. Such notice shall be deemed received upon receipted delivery or refusal to accept same.

To Seller:	MicroCap Management 2002 B 120th Avenue Westminster, Colorado 80234
	Telephone:	(303) 495-5606
	Facsimile:	(303) 452-4925

To Buyer:	Silver Star Capital Holdings, Inc. 2731 Silver Star Road Suite 200 Orlando, Florida 32808
	Telephone:	(407) 522-7201
	Facsimile:	(407) 295-0421

11.	Miscellaneous.

a.
Litigation and Attorneys’ Fees. If it shall be necessary for either party to this Agreement to bring suit to enforce any provisions hereof or for damages on account of any breach of this Agreement, the prevailing party on any issue in any such litigation and any appeals therefrom shall be entitled to recover from the other party, in addition to any damages or other relief granted as a result of such litigation, all costs and expenses of such litigation and a reasonable attorneys’ fee as fixed by the court.

b.
Time of Essence. Time is of the essence of this Agreement and in the performance of all conditions and covenants to be performed or satisfied by either party hereto. Waiver of performance or satisfaction of timely performance or satisfaction of any condition or covenant by one party shall not be deemed to be a waiver of the performance or satisfaction of any other condition or covenant unless specifically consented to in writing. Any reference herein to time periods of less than six (6) days shall in the computation thereof exclude Saturdays, Sundays and legal holidays, and whenever a date specified herein shall fall on a Saturday, Sunday or legal holiday, the date shall be extended to the next succeeding business day.

c.	Counterparts. This Agreement may be executed in one or more duplicate counterparts, each of which shall upon execution by all parties be deemed to be an original.

d.
Captions and Paragraph Headings. Captions and paragraph headings contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or content of this Agreement nor the intent of any provision hereof.

e.
Governing Law and Binding Effect. The interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida and shall bind, and the benefits and advantages shall inure to and be enforceable by the Buyer and Seller as well as their respective personal representatives, heirs, successors and assigns. Jurisdiction and venue for any disputes hereunder shall be in the Circuit Court of Orange County, Florida. Whenever used, the singular name shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

f.
Integrated Contract, Waiver and Modification. This Agreement represents the complete and entire understanding and agreement between and among the parties hereto with regard to all matters involved in this Agreement and supersedes any and all prior or contemporaneous agreements, whether written or oral. This Agreement may not be modified or amended, nor may any provision contained herein be waived, except in writing signed by all parties, or if such modification, amendment or waiver is for the benefit of one or more of the parties hereto and to the detriment of the others, then the same must be in writing signed by all parties to whose detriment the modification, amendment or waiver inures.

g.
Effective Date. The “Effective Date” or date hereof shall be the date on which this Agreement has been executed by the Seller, as evidenced by the date following their signature line, and a facsimile of the signature pages has been sent to the Buyer followed by overnight delivery of originals of same.

h.
Non-Merger. In addition to any specific language of non-merger found in certain sections of this Agreement, any provision hereof which by its terms would be reasonably performed after the Closing shall survive the Closing and shall not merge in the Closing or in the deed, except as specifically provided to the contrary herein.

[AGREEMENT CONTINUES]

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the Effective Date.

“Seller”
MicroCap Management

/s/ William Sears
William Sears Manager

Date: November 26, 2008

“Buyer”
Silver Star Capital Holdings, Inc.

/s/ Cliffe R. Bodden
Cliffe R. Bodden
President

Date: November 26, 2008

EXHIBITS:

Exhibit A	-	Form Assignment of Membership Interest

Exhibit B	-	Assumed Pre-Closing Obligations

EXHIBIT “A”

FORM ASSIGNMENT OF MEMBERSHIP INTEREST

ASSIGNMENT OF MEMBERSHIP INTEREST

FOR VALUE RECEIVED, MicroCap Management ("Assignor"), herewith sells, assigns, transfers and conveys to Silver Star Capital Holdings, Inc., a Florida corporation ("Assignee"), the entirety of Assignor's rights, title and interests as member of and in Green Street Capital Partners, LLC, a Florida limited liability company (the "Company"), which shall include, without limitation, Assignor's capital and profits interest in the Company, Assignor's capital account balance in the Company, Assignor's distributions and liquidation rights in the Company and Assignor's voting and management rights and powers in the Company.

This Assignment of Membership Interest in the Company is made, delivered and shall be effective on the date hereof in accordance with and in complete satisfaction of the requirements of Article XII of the Operating Agreement of Green Street Capital Partners, LLC dated as of September 22, 2008.

IN WITNESS WHEREOF, Assignor has executed this Assignment this 26th day of November, 2008.

MicroCap Management

By:	/s/ William Sears
Member

Acknowledged, consented, approved and agreed to by Green Street Capital Partners, LLC, a Florida limited liability company (the "Company"), and its sole member this 26th day of November, 2008, that Silver Star Capital, Inc., a Florida corporation pursuant to the attached Assignment of Membership Interest has become and at all times hereafter shall be a substitute member of the Company as provided by Section 12 of the Operating Agreement of the Company dated as of September 22, 2008, with all rights, title and interest in the Company provided therein.

Green Street Capital Partners, LLC

By:	Its Sole Member

/s/ William Sears
MicroCap Management